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                                                                      EXHIBIT 23



PricewaterhouseCoopers LLP



Consent of Independent Accountants


We hereby consent to incorporation by reference in the Registration Statements of Morrison Knudsen Corporation on Form S-8, as amended, (File No. 033-81038, 333-32511 and 333-39351) of our report, which includes an emphasis of a matter paragraph regarding an environmental contingency, dated January 28, 2000, on our audits of the consolidated financial statements and financial statement schedule of Morrison Knudsen Corporation as of December 3, 1999 and November 30, 1998, and for each of the three years in the period ended December 3, 1999, which appears in this Annual Report on Form 10-K.



  /s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
February 16, 1999
Boise, Idaho